EXHIBIT 2.6


                          SECOND AMENDMENT TO AGREEMENT


     This Second Amendment to the Agreement (this "Second Amendment") is dated September 9, 2003 by and among Olympic Resources Ltd., a Wyoming corporation ("Olympic"), WEC Acquisition, Inc., a Wyoming corporation and a wholly owned subsidiary of Olympic ("Newco"), and Whittier Energy Company, a Nevada corporation ("Whittier").

                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, this Second Amendment is intended to amend and modify that certain Agreement entered into on the 8th day of July 2003 by and among Olympic, Newco and Whittier, as amended by that certain First Amendment to Agreement dated August 27, 2003 (the "Agreement");

     WHEREAS, the undersigned desire to amend Section 2.4 of the Agreement to accurately reflect the capitalization of Whittier as of the Effective Time; and

     WHEREAS, the undersigned desire to amend Section 3.4(b) to accurately reflect the capitalization of Newco as of the Effective Time.


     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Olympic, Newco, and Whittier hereby agree as follows:

     1. Unless otherwise defined herein, each capitalized term as used herein shall have the meaning as set forth for it in the Agreement.

     2. Section 2.4 of the Agreement shall be deleted in its entirety and replaced with the following:

          "2.4 Capitalization. The authorized capital stock of Whittier consists of 1,000,000 shares of the common stock of Whittier, no par value ("Whittier Common Stock"), of which 100,000 shares are outstanding and no shares are held in Whittier's treasury, and 100,000 shares of preferred stock, no par value, of which no shares are outstanding and no shares are held in Whittier's treasury. All outstanding shares of capital stock of Whittier have been validly issued and are fully paid and nonassessable, and no shares of capital stock of Whittier are subject to, nor have any been issued in violation of, preemptive or similar rights. All issuances, sales, and repurchases by Whittier of shares of its capital stock have been effected in compliance with all Applicable Laws, including without limitation applicable federal and state securities laws. Except as set forth above in this Section, there are outstanding (i) no shares of capital stock or other voting securities of Whittier, (ii) no securities of Whittier convertible into or exchangeable for shares of capital stock or other voting securities of Whittier, (iii) no options or other rights to acquire from Whittier, and no obligation of Whittier to issue or sell, any shares of capital stock or other voting securities of Whittier or any

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     securities of Whittier convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Whittier. There are no outstanding obligations of Whittier to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights. Whittier is not a party to, and is not aware of, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock."

     3. Section 3.4(b) of the Agreement shall be deleted in its entirety and replaced with the following:

          "(b) The authorized capital stock of Newco consists of 1,000 shares of Common Stock, no par value, of which 1,000 shares are outstanding. All the outstanding shares of capital stock of Newco are owned directly by Olympic."

     4. Continuing Effect. Except as expressly amended in this Second Amendment, the Agreement shall remain in full force and effect and be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     5. Notices. Any notice or other communication required or permitted hereunder shall be delivered and be effective in the manner set forth in the Agreement.

     6. Counterparts. This Second Amendment may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     7. Entire Agreement. This Second Amendment, together with the Agreement and the Schedules, Exhibits, Annexes, and other writings referred to therein or delivered pursuant thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof as to the matters set forth herein or therein, whether such agreements are in writing or not.


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     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment in multiple counterparts, each of which shall be deemed an original, on the date and year first above written.


                                       OLYMPIC RESOURCES, LTD.



                                       By
                                          --------------------------------------
                                           Daryl Pollock, President



                                       WEC ACQUISITION, INC.



                                       By
                                          --------------------------------------
                                           Daryl Pollock, President



                                       WHITTIER ENERGY COMPANY



                                       By
                                          --------------------------------------
                                           Bryce Rhodes, Vice President

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